Exhibit 21

SUBSIDIARIES

OF

CHESAPEAKE ENERGY CORPORATION*

Oklahoma Corporation

Corporations	State of Organization
Chesapeake Energy Louisiana Corporation	Oklahoma
Chesapeake Energy Marketing, Inc.	Oklahoma
Chesapeake E&P Holding Corporation	Oklahoma
Chesapeake Operating, Inc.	Oklahoma
CHK Holdings Corporation	Oklahoma

Limited Liability Companies	State of Formation
Chesapeake Appalachia, L.L.C.	Oklahoma
Chesapeake Exploration, L.L.C.	Oklahoma
Chesapeake Land Development Company, L.L.C.	Oklahoma
Chesapeake Midstream Operating, L.L.C.	Oklahoma
Louisiana Midstream Gas Services, L.L.C.	Oklahoma
Nomac Drilling, L.L.C.	Oklahoma

Partnerships
Chesapeake Louisiana, L.P.	Oklahoma
Chesapeake Midstream Development, L.P.	Delaware

*	In accordance with Regulation S-K Item 601(b)(21), the names of particular subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary (as that term is defined in Rule 1-02(w) of Regulation S-X) as of the end of the year covered by this report have been omitted.